================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Whole Foods Market, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                            WHOLE FOODS MARKET, INC.
                             601 North Lamar, #300
                              Austin, Texas  78703

                                                            February 12, 1998

Dear Shareholders:

     Enclosed is a proxy statement for the Annual Meeting of Shareholders to be held on Monday, March 30, 1998 at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia at 10 a.m., local time. Also enclosed is a proxy card and a copy of the Annual Report to Shareholders for fiscal 1997.

     On the following pages you will find a Notice of Annual Meeting and Proxy Statement. At this time, I know of the following items of formal business that will be presented at the Annual Meeting:

     (i) The election of eight directors to the Board of Directors of Whole Foods Market who will be classified into three groups serving terms of office ranging from one to three years;

     (ii) The proposed amendment to the Articles of Incorporation of Whole Foods Market to increase the authorized number of shares of common stock from 50 million to 100 million shares; and

     (iii) The proposed amendment to the 1992 Stock Option Plan for Team Members to increase the number of shares of common stock issuable upon exercise of stock options under the plan from 4.0 million to
            5.3 million shares and to limit the number of options granted in any year to an individual team member to no more than 50,000 options.

     I ask for your support for the foregoing items.

     After the formal business of the Annual Meeting is completed, there will be a time for discussion, and I encourage you to present comments, questions and ideas at the Annual Meeting during the discussion period.

     I hope that you are able to join us at the Annual Meeting.

                                    Sincerely,

                                    /s/ JOHN MACKEY

                                    John Mackey
                                    Chief Executive Officer



February 12, 1998
Austin, Texas

                            WHOLE FOODS MARKET, INC.
                             601 North Lamar, #300
                              Austin, Texas  78703

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 30, 1998


To the holders of common stock of
Whole Foods Market, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company" or "Whole Foods Market") will be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on March 30, 1998 at 10 a.m. local time, for the following purposes:

     (i) The election of eight directors to the Board of Directors of Whole Foods Market who will be classified into three groups serving terms of office ranging from one to three years;

     (ii) The proposed amendment to the Articles of Incorporation of Whole Foods Market to increase the authorized number of shares of common stock of Whole Foods Market from 50 million to 100 million shares;

     (iii) The proposed amendment to the 1992 Stock Option Plan for Team Members to increase the number of shares of common stock issuable upon exercise of stock options under the plan from 4.0 million to
            5.3 million shares of common stock and to limit the number of options granted in any year to an individual team member to no more than 50,000 options; and

     (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on February 10, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

                              By Order of the Board of Directors

                              /s/ GLENDA FLANAGAN

                              Glenda Flanagan

                              Secretary

February 12, 1998
Austin, Texas

                            WHOLE FOODS MARKET, INC.
                             601 North Lamar, #300
                              Austin, Texas  78703

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 30, 1998

     This Proxy Statement is furnished to shareholders of Whole Foods Market, Inc., a Texas corporation (the "Company" or "Whole Foods Market"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on March 30, 1998 at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

                       ACTIONS TO BE TAKEN AT THE MEETING

      At the Annual Meeting, holders of the Company's common stock will consider and vote for the election as directors of the Company of eight directors who have been divided into three classes. Dr. Cristina G. Banks and Linda A. Mason have been designated the Class 1 directors, Avram J. Goldberg, Dr. John B. Elstrott and Dr. Ralph Z. Sorenson have been designated the Class 2 directors and David W. Dupree, Fred "Chico" Lager and John Mackey have been designated the Class 3 directors. The term of office of the Class 1 directors will expire at the annual meeting of shareholders in 1999, the term of office of the Class 2 directors will expire at the annual meeting of shareholders in 2000 and the term of office of the Class 3 directors will expire at the annual meeting of shareholders in 2001. At each annual meeting of shareholders beginning with the 1999 annual meeting, directors elected to succeed those directors whose terms then expire will be elected for a three-year term of office or until his or her successor shall have been duly elected and qualified.

     In addition to the election of directors, the shareholders will be asked to approve and adopt (i) an amendment to the Articles of Incorporation of Whole Foods Market to increase the authorized number of shares of common stock from 50 million to 100 million and (ii) an amendment to the Whole Foods Market, Inc. Incentive Stock Option plan for Team Members (the "Team Member Plan") to increase the number of shares subject to such plan to 5.3 million shares and limit the number of options granted to any team member in a year to 50,000. In addition, any other business as may properly come before the Annual Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of Whole Foods knows of no such other business that will be brought before the Annual Meeting as of the date of this Proxy Statement.

     Only holders of record of common stock at the close of business on February 10, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 26,051,000 shares of common stock. Holders of record of common stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.

     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting. The amendment to the Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock and the amendment to the Team Member Plan requires the affirmative vote of the majority of shares represented at the Annual Meeting.

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the eight nominees set forth in this Proxy Statement, (ii) for the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock to 100 million, (iii) for the amendment to the Team Member Plan and (iv) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting, other than the proposed amendment to the Articles of Incorporation. Broker non-votes will have the effect as votes against this proposal.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 30, 1998 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                  Shares Owned (1)
     Name                                              Number         Percent
     ----                                         ----------------    -------

     FMR Corp. (2)                                   2,706,600            11.2%
     Pilgrim Baxter & Associates, Ltd (3)            2,213,000             9.3
     Dr. Cristina G. Banks (4)                          19,300             *
     Richard Cundiff (5)                                42,517             *
     David W. Dupree (6)                                 3,969             *
     Dr. John B. Elstrott (7)                           11,100             *
     Glenda Flanagan (8)                                57,867             *
     Avram J. Goldberg (9)                              11,700             *
     Fred "Chico" Lager (10)                             6,700             *
     John P. Mackey (11)                               308,060             1.2
     Linda A. Mason (12)                                16,700             *
     Carl Morris (13)                                   14,917             *
     Peter Roy (14)                                     81,617             *
     Dr. Ralph Z. Sorenson (15)                          7,500             *
     All directors and officers as a group (21       1,391,320             5.2%
      persons)
------------------------------
*    Less than one percent.
(1) Includes shares issuable upon exercise of stock options which are vested or will be vested prior to March 31, 1998.
(2) Based on information contained in Schedule 13G, as amended on November 10, 1997. The amount indicated reflects FMR Corp's beneficial ownership as of October 31, 1997. Of the shares indicated, FMR Corp. has the sole voting power of 166,700 shares and the sole power to dispose of all of the shares indicated. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.
(3) Based on information contained in Schedule 13G dated January 20, 1998. The amount indicated reflects Pilgram Baxter & Associates, Ltd.'s ownership as of December 31, 1997. Of the shares indicated, Pilgram Baxter & Associates, Ltd. has the sole voting power of 2,036,900 shares, shared power to vote or direct the vote of 2,213,000 shares and sole power to dispose or to direct the disposition of 2,213,000 shares. The address of such shareholder is
     825 Duportail Road, Wayne, Pennsylvania 19087.
(4)  Includes options to purchase 19,300 shares of common stock.
(5)  Includes options to purchase 42,500 shares of common stock.
(6)  Includes options to purchase    500 shares of common stock.
(7)  Includes options to purchase  7,500 shares of common stock.
(8)  Includes options to purchase 56,950 shares of common stock.
(9)  Includes options to purchase  8,700 shares of common stock.
(10) Includes options to purchase  5,500 shares of common stock.
(11) Includes options to purchase 78,100 shares of common stock.
(12) Includes options to purchase 16,700 shares of common stock.
(13) Includes options to purchase 14,900 shares of common stock.
(14) Includes options to purchase 41,600 shares of common stock.
(15) Includes options to purchase  7,500 shares of common stock.

ELECTION OF DIRECTORS

    The following eight persons have been nominated for election as directors at the Annual Meeting: Dr. Cristina G. Banks, David W. Dupree, Dr. John B. Elstrott, Avram J. Goldberg, Fred "Chico" Lager, John Mackey, Linda A. Mason and Dr. Ralph Z. Sorenson. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

    The Board of Directors of the Company in January 1998 approved an amendment to the Company's bylaws to provide for a "staggered" board of directors in which only a portion of the Company's directors stand for reelection each year. Effective at the Annual Meeting, the members of the Board of Directors will be divided into three classes. The term of office of the first class consisting of Dr. Cristina G. Banks and Linda A. Mason will expire at the annual meeting of shareholders in 1999, the term of office of the second class consisting of Avram
J. Goldberg, Dr. John B. Elstrott and Dr. Ralph Z. Sorenson will expire at the annual meeting of shareholders in 2000 and the term of office the third class consisting of David W. Dupree, Fred "Chico" Lager and John Mackey will expire at the annual meeting of shareholders in 2001. At each annual meeting of shareholders beginning with the 1999 annual meeting, directors elected to succeed those directors whose terms then expire will be elected for a three-year term of office or until his or her successor shall have been duly elected and qualified.

    The Company believes that a classified board of directors will help to assure the continuity and stability of the Company, the Board of Directors and the Company's business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors. The classified board provision will also help assure that the Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

DIRECTORS AND EXECUTIVE OFFICERS

    A brief description of each executive officer and director of the Company is provided below. Directors hold office until the expiration of their term of office or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

    John Mackey, 44, a co-founder of the Company, has served as a director of the Company, Chairman of the Board and Chief Executive Officer since 1980.

    Peter Roy, 41, has served as the President of the Company since August 1993. He served as President of the Northern California Region from 1988 to 1993.

    Glenda Flanagan, 44, has served as Vice President and Chief Financial Officer of the Company since December 1988.

    James Sud, 45, became Vice-President of Operations in March 1997. He had been President of MPS Production Company, an independent oil and gas company engaged in exploration, production and oil field equipment services since 1977. In addition, he served as a director of the Company from 1980 to March 1997.

    Carl Morris, 47, has been the Chief Information Officer of the Company since January 1994. For the four prior years, Mr. Morris was the President and co-founder of American Innovations, Inc., a company which developed and sold technology products to the electric utility industry.

    Mark Crossen, 48, has been the Chief Executive Officer of Amrion, Inc. ("Amrion") since 1991. The Company acquired Amrion in September 1997.

    Rich Cundiff, 40, became President of the Southern California Region in January 1996. He has held various positions with the Company since 1988, including President and Vice President of the Southwest Region and store team leader.

    A.C. Gallo, 44, became President of the Northeast Region in July 1996. He had previously served as Vice President of that region since July 1994. Prior to 1994, he has held various positions with the Company and with Bread & Circus, Inc., which was acquired by the Company in October 1992, including Vice President of Perishables and produce coordinator.

    Chris Hitt, 48, became President of the Mid-Atlantic Region in August 1996. He had previously served as President of the Northeast Region since October 1992 and has been with the Company since 1985.

    Don Moffitt, 42, has served as President of the Southeast Region since October 1992 and has been with the Company since 1981.

    Walter Robb, 44, has served as President of the Northern California Region since August 1993. Prior to becoming Regional President he served as store team leader since joining the Company in December 1991.

    Dan Rodenberg, 42, became President of the Midwest Region in January 1997. He has held various positions with the Company since 1989, including Vice President of the Mid-Atlantic Region, Vice President of the Midwest Region and store team leader.

    Dr. Cristina G. Banks, 45, has served as a director of the Company since July 1992. Dr. Banks is a principal and co-owner of Terranova Consulting Group, a full service management consulting firm, formerly known as Human Resource Solutions which was started in 1986.

    David W. Dupree, 44, has served as a director of the Company since September 1996. Mr. Dupree is a Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, where he has been employed since 1992. Mr. Dupree is also a director of Care Systems, Inc.

    Dr. John B. Elstrott, 49, has served as a director of the Company since February 1995. Dr. Elstrott is a founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University's A.B. Freeman School of Business which was started in 1991. He has been on the faculty at Tulane since 1982.

    Avram J. Goldberg, 68, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Mr. Goldberg also serves as a director of Ekco Group, Inc.

    Fred "Chico" Lager, 43, has served as a director of the Company since January 1996. Mr. Lager has been a consultant to emerging small businesses for the past five years. He was General Manager and Treasurer of Ben & Jerry's Homemade, Inc. from 1982 to 1988, and the company's President and CEO from 1988 to 1991. Mr. Lager also serves as a trustee of Fenimore Asset Management Trust, a mutual fund company.

    Linda A. Mason, 43, has served as a director of the Company since July 1992. She is the co-founder of Bright Horizons Children's Centers, Inc., which operates work-site childcare centers, and has served as its President since 1982.

    Dr. Ralph Z. Sorenson, 64, has served as a director of the Company since December 1994. Dr. Sorenson is currently Professor Emeritus of business administration at the University of Colorado, Boulder and has served in various capacities at the University of Colorado since July 1992, including Dean of the College of Business and Graduate School of Business Administration. Dr. Sorenson serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Incorporated, Exabyte Corporation, Sweetwater, Inc. and Xenometrix, Inc.

    Each non-employee director of the Company receives $3,000 for each Board of Directors meeting he or she attends and $500 for each telephone meeting called by the Company which is greater than one hour in length and in which a majority of directors participate. Each non-employee committee chair receives an annual retainer of $1,500. Each non-employee director receives $500 for each committee meeting attended (excluding the Nominating Committee meetings). Each non-employee director who is a member of the Nominating Committee receives $2,500 for each new director recruited. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings.
Directors who are employees of the Company are not paid any separate fees for serving as directors.

    The Board of Directors held five meetings in fiscal 1997. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

CERTAIN TRANSACTIONS

    The Company has entered into an employment agreement with Mark Crossen, an executive officer of Amrion which was acquired by the Company in September 1997. Mr. Crossen's employment agreement provides that Mr. Crossen will continue to serve as Chief Executive Officer of Amrion and will receive a base salary of $170,000 per year subject to increases determined by the Company Board of Directors, and, in any event, not less than the base salary of the Company's Chief Executive Officer as well as bonuses, stock option grants and other benefits in the same manner and amount comparable to the senior executive officers of the Company. The term of Mr. Crossen's employment agreement began at the date of merger with Amrion and generally will terminate three years from the date of merger. In consideration for certain non-competition provisions, the Company agreed to pay Mr. Crossen the sum of $300,000 on each of the first, second and third anniversaries of the date of merger, $350,000 on each of the fourth and fifth anniversaries of the date of merger and $400,000 on the sixth anniversary of the date of merger (provided Mr. Crossen is not in default under certain non-disclosure and non-competition provisions of the employment agreement).

    Since November 1991, the Company has entered into Retention Agreements with the executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

    John Mackey, Peter Roy and Glenda Flanagan, executive officers of the Company, own approximately 13.4% in the aggregate of BookPeople, Inc. which leases facilities from the Company. The lease is for a period of 20 years and provides for aggregate annual minimum rent of approximately $582,000, with increases every five years. In fiscal 1997, the Company received approximately $582,000 in rental income from this lease.

COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal 1997, the Audit and Finance Committee was comprised of Dr. John B. Elstrott (Chair), Linda A. Mason, Avram J. Goldberg and David W. Dupree. The Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit and Finance Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit and Finance Committee met four times during fiscal 1997.

    During fiscal 1997, the Compensation Committee was comprised of Dr. Cristina
G. Banks (Chair), Dr. John B. Elstrott and Fred "Chico" Lager. The Compensation Committee is empowered to administer the Company's stock option plans and other compensation plans. The Compensation Committee met four times during fiscal 1997.

    During fiscal 1997, the Nominating Committee was comprised of Linda A. Mason (Chair), David W. Dupree and Dr. Cristina G. Banks. The Nominating Committee, which did not meet in fiscal 1997, recommends to the Board qualified nominees for election to the Board. The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended September 28, 1997 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total compensation exceeded $100,000.

                                                                                        Company
                                                                      Other Annual       Stock
Name and Principal Position     Year    Salary (1)       Bonus      Compensation(2)     Options
---------------------------     ----    ----------       -----      ---------------     -------
Mr. Mackey                      1997     $170,000       $ 93,000             $500         9,000
CEO                             1996      145,000         52,500              500         9,000
                                1995      130,000              0              250         4,000

Mr. Roy                         1997     $150,000       $103,000             $500         4,000
President                       1996      130,000         67,900              500        19,000
                                1995      120,000              0              250         4,000

Ms. Flanagan                    1997     $135,000       $105,000             $500         4,000
CFO                             1996      115,000         78,700              500         9,000
                                1995      105,000              0              250         4,000

Mr. Morris                      1997     $130,000       $ 92,000             $500         4,000
CIO                             1996      110,000         47,700              500         9,000
                                1995       95,000              0              250         4,000

Mr. Cundiff (3)                 1997     $145,000       $ 75,000             $500         4,000
Regional President              1996      135,000         62,800              500        29,000

------------------------

(1) The Company has a policy that limits the cash compensation paid in any one year to any officer to ten times the average full time salary of all team members. Amounts earned in excess of the salary limitation may be deferred to the next year, subject to certain restrictions.
(2) Except as otherwise indicated, the amounts indicated reflect the Company's contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Savings Plan and Trust. In 1996 and 1997, the Company's contribution was a maximum of $500 paid in shares of the Company's common stock.
(3) Mr. Cundiff was not an executive officer prior to fiscal 1995 and did not earn more than $100,000 prior to fiscal year 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely on its review of the copies of such forms received by it with respect to fiscal 1997, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities timely filed these reports.

OPTION PLANS

     The following table sets forth certain information with respect to the options granted during the year ended September 28, 1997 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."

                            Percent of
                               Total                                Potential Realizable Value
                              Options                                at Assumed Annual Rates
                            Granted to    Exercise                        of Stock Price
                  Options    Employees       or                            Appreciation
                  Granted    in Fiscal   Base Price  Expiration        for Option Term (1)
Name                 #         Year        $/Sh(3)      Date             5%                10%
----              -------      ---       ----------  ----------       -------            -------
Mr. Mackey           4,000                   $22.00    03/25/04       $35,825            $83,487
                     5,000                   $17.63    01/15/04       $35,885            $83,629
                     -----
                     9,000         1.3%

Mr. Roy              4,000          (2)      $22.00    03/25/04       $35,825            $83,487

Ms. Flanagan         4,000          (2)      $22.00    03/25/04       $35,825            $83,487

Mr. Morris           4,000          (2)      $22.00    03/25/04       $35,825            $83,487

Mr. Cundiff          4,000          (2)      $22.00    03/25/04       $35,825            $83,487

 ___________________

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)  Less than 1%.
(3)  Closing price at date of grant.

     The following table sets forth certain information with respect to the options exercised by the executive officers named above during the year ended September 28, 1997 or held by such persons at September 28, 1997. The number of options held at September 28, 1997 includes options granted under the Team Member Plan and under the 1987 Option and Incentive Plan (the "1987 Plan"). The 1987 Plan was terminated by the Company in 1992, except as to options previously granted.

                                                                         Value of Unexercised
                  Shares                     Number of Unexercised      In-the-Money Options (2)
                 Acquired       Value      Options at Sept. 28, 1997       at Sept. 28, 1997
     Name       on Exercise  Realized (1)  Exercisable  Unexercisable  Exercisable  Unexercisable
     ----       -----------  ------------  -----------  -------------  -----------  -------------
Mr. Mackey                0            0        70,450         24,550   $1,987,538       $371,438
Mr. Roy                   0            0        33,950         31,050   $  497,906       $441,719
Ms. Flanagan              0            0        51,450         19,550   $1,394,913       $285,188
Mr. Morris            6,950      $70,856         8,900         21,150   $  133,606       $305,488
Mr. Cundiff           4,000      $80,500        30,250         36,250   $  717,381       $700,869

-----------
(1) Based upon the sale price received for the underlying shares of common stock of Whole Foods.
(2) Based upon the closing price of the common stock of Whole Foods on September 26, 1997, which was $34.875 per share.

     The Stock Option Plan for Outside Directors (the "Directors Plan") is to provide independent, outside directors with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. A total of 200,000 shares of common stock are subject to the Directors Plan. Upon election to the Board of Directors of the Company, each eligible director is granted an option to purchase 10,000 shares effective as of the date of such election. Each eligible director who served on the Company's Board of Directors for the previous year will be granted an option on the date of the Annual Meeting of shareholders, if such director is re-elected, to purchase 2,000 shares of common stock.

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of common stock, no par value, of which approximately 26,051,000 shares were outstanding as of February 10, 1998, and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), none of which have ever been issued or are now outstanding.

     The Board of Directors believes that it is necessary to increase the number of authorized shares of common stock to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate or the issuance of additional shares (in financings or acquisitions) when appropriate. The Company has completed a number of acquisitions in recent years in which the Company issued shares of its common stock and continually evaluates potential acquisitions. Aside from the issuances of common stock pursuant to employee stock options, the Company has not entered into any agreements with respect to the issuance of additional shares of common stock.

     Approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding as of the record date of the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK.

            AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM MEMBERS

     The amendment to the Team Member Plan would increase the number of shares of the Company's common stock subject to the plan from 4 million shares to 5.3 million shares and limit the number of options granted to any team member in a year to 50,000. A copy of the Team Member Plan is attached hereto as Annex I. The purpose of the Team Member Plan is to encourage an ownership attitude among team members. The Team Member Plan is a broad-based plan under which all 12,000 team members are eligible to participate. The Company believes that granting options to a broad base of its team members has been an effective way of retaining the services of a large number of its team members who perform a variety of services for the Company.

     The intention of the Company in administering the Team Member Plan is to provide team members with an ongoing incentive to increase earnings and productivity, to acknowledge superior service contributions by team members and to recognize promotions of team members. As the Company's operations grow, the Company needs to have a sufficient reserve of shares to motivate its team members. The Company has decided to lower the maximum amount of options that may be granted to any individual team member in a year from 100,000 to 50,000 in order to emphasize to its shareholders that the participants in the Team Member Plan represent a large number of team members and not exclusively executive officers.

     The Board of Directors has approved the increase of shares subject to the Team Member Plan in view of the significant increase in the number of Team Members as a result of the expansion of the Company's operations through internal growth as well as acquisitions such as the Amrion acquisition completed
in September 1997.   In addition, the Company would like to increase the number of option grants to a larger number of its team members, especially team members active in the Company's retail operations. In order to continue to obtain the beneficial effects of the Team Member Plan, it will be necessary to increase the number of shares available under the plan.

     As of December 31, 1997, options to purchase an aggregate of 2,597,140 shares of common stock (net of options canceled) had been granted pursuant to the Team Member Plan, options to purchase 463,649 shares had been exercised, options to purchase 2,133,491 shares remained outstanding, and 1,402,860 shares remained available for future grant. As of December 31, 1997, the market value of all shares of common stock subject to outstanding options was approximately $71,721,000 (based upon the closing sale price of the common stock as reported on the Nasdaq NMS on December 31, 1997).

     As of December 31, 1997, the following current executive officers named in the Compensation Table appearing elsewhere in this Proxy Statement have been granted options under the Team Member Plan in the amount indicated: John Mackey, Chief Executive Officer, 45,000 shares; Peter Roy, President, 65,000 shares, Glenda Flanagan, Chief Financial Officer, 35,000 shares; Rich Cundiff, Regional President, 55,500 shares; and Carl Morris, Chief Information Officer, 37,000 shares. Since adoption of the Team Member Plan, all current executive officers, as a group (14), have been granted options covering 595,330 shares of common stock which represents approximately 23% of the total number of options granted pursuant to the Team Member Plan. The foregoing amounts do not include options granted under the 1987 Option and Incentive Plan which was terminated in 1992.

     The Compensation Committee of the Board of Directors (the "Committee") administers and interprets the Team Member Plan and is authorized to grant options to all eligible team members. The Team Member Plan currently states that the maximum number of shares of common stock approved for issuance under the Team Member Plan is 4,000,000, and options to purchase more than an aggregate of 100,000 shares may not be granted to any one team member in any fiscal year. These provisions are being submitted to the shareholders for amendment so that the maximum number of shares subject to the plan is increased to 5.3 million and no more than 50,000 options may be granted to a team member in any fiscal year.

     The Committee designates the optionees or stock recipients, the number of shares subject to such award and the terms and conditions of each award. Options granted under the Team Member Plan may either be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or nonqualified stock options (which do not meet the requirements of
Section 422). The purchase price under each incentive option must be 100% of the fair market value of the common stock of the Company on the date of award. The purchase price under each non-qualified option is generally the fair market value of the common stock on the date of award; however, the Team Member Plan states that up to 10% of the non-qualified options outstanding from time to time may be granted at option prices determined by the Committee equal to 85% or more of the fair market value of the common stock at the date the option is granted. The Team Member Plan provides the plan will terminate on December 1, 2001, and no awards may thereafter be granted under the plan.

     The aggregate fair market value (determined at the time of the grant) of the shares of common stock which any team member is first eligible to purchase in any calendar year by exercise of incentive stock option granted under the Team Member Plan and all incentive stock option plans of the Company cannot exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or any installment) is counted against the $100,000 annual limitation for a team member only for the calendar year such stock is first purchasable under the terms of the option. No option can be exercisable more than ten years after the date the option is awarded. An incentive option may not be granted under the Team Member Plan to a team member who owns more than 10% of the outstanding common stock unless the purchase price is 110% of the fair market value of the common stock at the date of award and the option is not exercisable more than five years after it is awarded.

     For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment (assuming the stock constitutes a capital asset in the hands of the optionee). The applicable capital gain rate depends on how long the incentive stock option shares are held after exercise. If incentive stock option shares are sold one year or later after exercise (and two years after grant) the gain will be taxed at the maximum rate of 28%. If, on the other hand, the shares are sold 18 months or later after exercise (and two years after grant), the gain will be taxed at the maximum rate of 20%. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain realized on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock (assuming the stock constitutes a capital asset in the hands of the optionee). If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option, an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

     In addition, the Team Member Plan has established for officers and directors of the Company an exemption from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by the Company of profits made by officers and directors on short-term trading in shares of common stock. Grants of options to purchase common stock under the Team Member Plan by officers and employee-directors may be entitled to an exemption from the operation of Section 16(b), provided certain conditions are met under the rules and regulations of the Commission.

     Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE TEAM MEMBER PLAN.

                            STOCK PRICE PERFORMANCE

     Set forth below is a line graph indicating the stock price performance of the Company's common stock for the period beginning on the first trading day following the fiscal year ended September 26, 1993 through the last trading day in the fiscal year ended September 28, 1997 as contrasted with the NASDAQ Composite Index and the S & P Retail Food Stores Index. The graph assumes that $100 was invested at the beginning of the period and has been adjusted for any stock dividends distributed after September 26, 1993. No cash dividends have been paid during this period.


                           [LINE GRAPH APPEARS HERE]

                    9/26/93|   9/23/94|     9/22/95|     9/27/96|      9/26/97
-------------------------------------------------------------------------------
NASDAQ                100  |     99.67|      138.61|      161.86|       221.36
-------------------------------------------------------------------------------
WFMI                  100  |     70.32|       61.94|      140.65|       180.00
-------------------------------------------------------------------------------
S&P Retail Food       100  |    104.19|      133.00|      166.96|       174.53
 Stores Index              |          |            |            |
-------------------------------------------------------------------------------

                            SHAREHOLDERS' PROPOSALS

     Any proposals that shareholders of the Company desire to have presented at the 1998 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 15, 1998.

                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of mails, proxies may be solicited by persons regularly employed by Whole Foods Market, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith. Georgeson & Company, Inc. has been retained by the Company to assist in the solicitation of proxies from brokerage houses, other custodians, nominees and fiduciaries for a fee estimated at $7,000 plus reimbursement for out-of-pocket expenses.

                                       By Order of the Board of Directors

                                       /s/ GLENDA FLANAGAN

                                       Glenda Flanagan
                                       Secretary


Austin, Texas
February 12, 1998

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's Compensation Committee is empowered to review and recommend to the full Board of Directors the annual compensation and compensation procedures for all executive officers of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

     Annual executive officer compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any executive officer in any calendar year to ten times the average full-time salary of all team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

     The base salary levels for the executive officers of the Company were increased between 9% and 24% in calendar 1997 over calendar 1996. The most significant determinants in these increases were (i) the level of revenues and net income achieved by the Company and by its operating regions and (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers.

     All of the Company's executive officers participate in an incentive compensation plan. The incentive compensation paid to the Chief Executive Officer, President, Chief Financial Officer, Vice President of Operations and Chief Information Officer for fiscal 1997 was based upon the increase in earnings per share of the Company. The incentive compensation paid to the Regional Presidents was based upon the earnings, new store performance and return on assets achieved by the specific geographic region of the Company which corresponds to the executive's area of responsibilities. Additionally, executive officers may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with relocations from one region to another, or for successful completion of special projects. Fiscal 1997 incentive compensation averaged approximately 30% of the total cash compensation received by the executive officers.

     The Company's executive officers also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

     For calendar 1997, the Committee recommended an increase in the base salary of Mr. Mackey, Chief Executive Officer of the Company, from $145,000 to $170,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) increase in net income of the Company in fiscal 1997 over fiscal 1996 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. Mr. Mackey's incentive compensation represented approximately 49% of his total cash compensation for fiscal 1997. During fiscal 1997, Mr. Mackey was awarded options to purchase 9,000 shares of common stock under the Company's incentive stock option plan.


COMPENSATION COMMITTEE

Dr. Cristina G. Banks (Chair)
Avram J. Goldberg
Dr. Ralph Z. Sorenson

                                                                         ANNEX I
                                                                         -------

              WHOLE FOODS MARKET, INC. INCENTIVE STOCK OPTION PLAN
              ----------------------------------------------------
                                FOR TEAM MEMBERS
                                ----------------


     On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the "Company") adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members which was subsequently amended as of January 11, 1993, September 10, 1993, February 21, 1994, March 11, 1996, August 30, 1996, September 11, 1997 and November 18, 1997.
The Plan, as amended, is as follows:

          1. PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

          2.   ADMINISTRATION.  The Plan will be administered by the Committee.

          3. PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

          4. STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

          5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 4,000,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

          6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal

     Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 100,000 options.

          7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

          8. GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

          9. OPTION PRICE. The option price for Incentive Options shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The option price for Nonqualified Options shall be the fair market value per share of the Common Stock on the date the option is granted; provided, however, that up to 10% of the Nonqualified Options outstanding from time to time may be granted at option prices determined by the Committee equal to 85% or more of the fair market value of the Common Stock at the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

          10. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than 10 years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

          11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant's death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

          12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

          13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

          14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

          15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

          16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

          17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

          18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

          19. TERM. Unless sooner terminated by action of the Board, the Plan will terminate on December 31, 2001. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

          20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Committee" means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

          (c) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

          (d) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.

          (e) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.

          (f) "Option Period" means the period during which an option may be exercised.

          (g) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (h) "Plan" means this Incentive Stock Option Plan for Team Members, as amended from time to time.

          (i) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                                     PROXY
                            WHOLE FOODS MARKET, INC.

     The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 30, 1998, at 10:00 a.m., local time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS     [_] FOR nominees listed below except as marked to the
                              contrary below


                          [_] WITHHOLD AUTHORITY to vote for all nominees listed
`                              below


Dr. Cristina G. Banks, David W. Dupree, Dr. John B. Elstrott, Avram J. Goldberg, Fred "Chico" Lager, John P. Mackey, Linda A. Mason, Dr. Ralph Z. Sorenson

INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.



PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE
COMPANY.

         ___ FOR        ___ AGAINST     ___ ABSTAIN




PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR TEAM
MEMBERS.

         ___ FOR        ___ AGAINST     ___ ABSTAIN

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED PROPOSALS.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                              Dated:_____________________________

                              ___________________________________
                                           Signature

                              ___________________________________
                                    (Signature if held jointly)

                              Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.